Exhibit 10.70

WOBURN MCB II, LLC

Lease To

ULTRAGENYX PHARMACEUTICAL INC.

THE SUBMISSION OF THIS LEASE FOR EXAMINATION, REVIEW, NEGOTIATION AND/OR SIGNATURE SHALL NOT CONSTITUTE AN OFFER OR AN OPTION TO LEASE OR A RESERVATION OF THE PREMISES AND IS SUBJECT TO WITHDRAWAL OR MODIFICATION AT ANY TIME BY EITHER PARTY.  THIS LEASE SHALL BECOME EFFECTIVE AND BINDING ONLY IF AND WHEN IT SHALL BE EXECUTED AND DELIVERED BY BOTH LANDLORD AND TENANT.

150 Presidential Way,

Woburn, Massachusetts

Office Lease

Table of Contents by Articles and Sections

ARTICLESECTIONPAGE

1.	Reference Data and Definitions.

2.	Premises.

2.01   Premises..................................................   8

2.02   Appurtenances.........................................   9

2.03   Reservations By Landlord……………..   9

3.	Term.
3.01 Term Commencement............................. 10
3.02 Termination............................................. 10
3.03 Early Access…………………………… 10

4.	Rent.
4.01 Basic Rent............................................... 11
4.02 Computation of Basic Rent..................... 11
4.03 Annual Adjustment of Basic Rent…….. 11
5.	Use of Premises.
5.01 Use Restricted.......................................... 12
5.02 Rules and Regulations............................. 12
6.	Taxes; Operating Expenses; Estimated Cost of Electrical Services.
6.01 Expenses and Taxes................................. 13
6.02 Annual Statement of Additional

6.06 Electric Service; Payment of

ARTICLESECTIONPAGE

7.	Improvements, Repairs, Additions, Replacements.

8.	Building Services.

8.04 Limitation on Landlord’s Liability…….. 17
8.05 Electric Service........................................ 17
9.	Tenant's Particular Covenants.

10.	Requirements of Public Authority.
10.01 Legal Requirements................................ 19
10.02 Contests.................................................. 19
11.	Covenant Against Liens.
11.01 Mechanics’ Liens..................................... 20
11.02 Right to Discharge.................................. 20
12.	Access to Premises.
12.01 Access.................................................... 20
13.	Assignment and Subletting: Company Arrangements.
13.01 Subletting and Assignments.................. 20
14.	Indemnity.
14.01 Tenant's Indemnity.................................. 21
14.02 Landlord's Liability................................. 22

ARTICLESECTIONPAGE

15.	Insurance.
15.01 Liability Insurance.................................. 22
15.02 Casualty Insurance.................................. 22
15.03 Certificates…………………………….. 22
16.	Waiver of Subrogation.
16.01 Waiver of Subrogation............................ 23
16.02 Waiver of Rights..................................... 23
17.	Damage or Destruction.
17.01 Substantial Damage................................. 23
17.02 Restoration.............................................. 24
18.	Eminent Domain.

19.	Quiet Enjoyment.
19.01 Landlord's Covenant............................... 25
19.02 Superiority of Lease:
Option to Subordinate............................. 25
19.03 Notice to Mortgage................................. 25
19.04 Other Provisions Regarding
Mortgages............................................... 26
20.	Defaults; Events of Default.

20.01  Defaults................................................... 26

20.02  Tenant's Best Efforts............................... 27

21.	Insolvency.

21.01  Insolvency................................................. 27

22.	Landlord's Remedies; Damages on Default.

ARTICLE	SECTIONPAGE
22.	Landlord's Remedies; Damages on Default (continued).
22.06 Right to Self Help; Interest on
Overdue Rent........................................... 30
22.07 Payment of Landlord’s
Cost of Enforcement…………………… 30
22.08 Further Remedies.................................... 31
23.	Waivers.
23.01 No Waivers............................................. 31
24.	Security Deposit.
24.01 Security Deposit..................................... 31
25.	General Provisions.

25.09 Bind and Inure; Limitation of
Landlord’s Liability............................... 34
25.10 Parties.................................................... 34
26.	Miscellaneous.

26.05 Landlord’s Expenses ………………….
Regarding Consents………………….. 35
26.06 Signage……………………….……….. 35
26.07 Financial Statements………..…………. 35
26.08 Option to Extend………………….…… 35
26.09 Right of First Refusal…………………. 35

27.	Entire Agreement.
27.01 Entire Agreement.................................... 36

150 Presidential Way,

Woburn, Massachusetts

LEASE EXHIBITS

PAGE

Exhibit A:Legal Description37

Exhibit B:Plan Showing Tenant's Space38

Exhibit C:	Memorandum of Work and Installations to be Initially
Performed and Furnished in the Premises39
Exhibit D:	Services to be Provided by Landlord as Operating Expenses40

Exhibit E:Rules and Regulations42

Exhibit F:Tenant’s Estoppel Certificate44

Exhibit G:Agreement of Subordination Nondisturbance

And Attornment47

Exhibit H:Conex storage container50

Exhibit I:Parking51

150 Presidential Way,

Woburn, Massachusetts

OFFICE LEASE

STANDARD FORM

THIS LEASE by and between Woburn MCB II, LLC a Massachusetts limited liability company (“Landlord”) having a principal place of business at C/O Eastport Real Estate Services, Inc., 107 Audubon Road, Wakefield, MA  01880, and Ultragenyx Pharmaceutical, Inc. (“Tenant”).

W I T N E S S E T H:

ARTICLE 1

Reference Data and Definitions

1.01Reference Data

LANDLORD:	Woburn MCB II, LLC

LANDLORD'S ADDRESS:	Woburn MCB II, LLC
(FOR PAYMENT OF RENT)	C/O Eastport Real Estate Services, Inc.

107 Audubon Road, Suite 2-301

Wakefield, Massachusetts 01880

LANDLORD'S ADDRESS Mr. Robert M. Bowen

(FOR NOTICE):Eastport Real Estate Services, Inc.

107 Audubon Road
Wakefield, MA 01880

With a copy to:Michael J. Novaria, Esq.

Rubin and Rudman LLP

53 State Street, 15th Floor

Boston, MA 02109

TENANT:	Ultragenyx Pharmaceutical, Inc.

TENANT’S ADDRESS	60 Leveroni Court
(FOR NOTICE):	Novato, CA 94949

With a copy to:Goodwin Procter LLP

Attn: Chad Vella, Esq.

100 Northern Avenue

Boston, Massachusetts  02210

PREMISES:	The portion of the Building located at 150 Presidential Way, Woburn MA consisting of the entire 4th floor of the Building plus the square footage area of the duct chases on the 5th floor, as shown on Exhibit B attached hereto.

RENTABLE AREA

OF PREMISES:	Approximately 30,544 Rentable Square Feet on the 4th Floor and 98 Rentable Square Feet on the 5th Floor, totaling 30,642 Rentable Square Feet.

TERM COMMENCEMENT

DATE:	July 1, 2019

RENT COMMENCEMENT

DATE:	October 1, 2019

STATED EXPIRATION

DATE:	The date that is eighty-eight (88) full calendar months after the Term Commencement Date

RENTABLE AREA

OF THE BUILDING:	Approximately 146,757 Square Feet.

BASIC RENT (subject to Section 4.03):	SEE SCHEDULE BELOW

MONTHS	MONTHLY RENT	ANNUAL RENT
July 1, 2019 – September 30, 2019	$0.00	$0.00
October 1, 2019 – September 30, 2020	$79,158.50	$949,902.00
October 1, 2020 – September 30, 2021	$81,712.00	$980,544.00
October 1, 2021 – September 30, 2022	$84,265.50	$1,011,186.00
October 1, 2022 – September 30, 2023	$86,819.00	$1,041,828.00
October 1, 2023 – September 30, 2024	$89,372.50	$1,072,470.00
October 1, 2024 – September 30, 2025	$91,926.00	$1,103,112.00
October 1, 2025 - September 30, 2026	$94,479.50	$1,133,754.00
October 1, 2026 – December 31, 2026	$97,033.00	$1,164,396.00

ESTIMATED COST OF ELECTRICAL SERVICE:  Beginning on the Term Commencement Date, Premises will be separately metered for electricity via check metering or direct meter from the utility providing service.

INITIAL MONTHLY PAYMENT

(Basic Rent):	$79,158.50

TAX BASE:	The Taxes for the fiscal year 2020.

OPERATING EXPENSE BASE:	The Operating Expenses for Calendar Year 2019.

TENANT'S SHARE:	20.88%

SECURITY DEPOSIT:	Letter of Credit in the amount of $395,262.90

PERMITTED USES:

General office uses consistent with a comparable office building located in the Woburn market and research and development uses, including a biotechnical and Uniform Building Code (“UBC”) “B” laboratory use classified as BSL-2 and uses ancillary thereto.  Tenant’s Permitted Uses shall include the Tenant’s right to receive shipments of BSL-2 materials and the transmission of such materials into the Premises at any time, which materials shall be packaged and labelled in an industry-standard method.

1.02General Provisions.

For all purposes of the Lease unless otherwise expressed and provided herein or therein or unless the context otherwise requires:

(a)	The words herein, hereof, hereunder and other words of similar import refer to the Lease as a whole and not to any particular article, section or other subdivision of this Lease.
(b)	A pronoun in one gender includes and applies to the other genders as well.
(c)	Each definition stated in Section 1.01 or 1.03 of this Lease applies equally to the singular and the plural forms of the term or expression defined.
(d)

Any reference to a document defined in Section 1.03 of this Lease is to such document as originally executed, or, if modified, amended or supplemented in accordance with the provisions of this Lease, to such document as so modified, amended or supplemented and in effect at the relevant time of reference thereto.

(e)	All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.
(f)	All references in Section 1.01 hereof are subject to the specified definitions thereof (if any) in Section 1.03 hereof.

1.03Terms Defined.

Each term or expression set forth above in Section 1.01 hereof or below in this Section 1.03 has the meaning stated immediately after it.

Additional Rent. All sums which Tenant shall be obligated to pay hereunder other than Basic Rent.

Additional Services.  Services provided to Tenant or in respect to the Premises which are in addition to the services described in Exhibit D hereto.

Adjusted Operating Expense Base. The amount determined by multiplying the Operating Expense Base by the Adjustment Factor.

Adjusted Tax Base. The amount determined by multiplying the Tax Base by the Adjustment Factor.

Adjustment Factor. With respect to the First Calendar Year and the Last Calendar Year, the percentage computed by dividing the number of days of each such period falling within the Lease term by 365.  For all other calendar years, the Adjustment Factor shall be 100%.

Affiliate. With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, the term “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

Authorizations. All franchises, licenses, permits and other governmental consents issued by Governmental Authorities pursuant to Legal Requirements which are or may be required for the use and occupancy of the Premises or the conduct or continuation of a Permitted Use therein.

Basic Services. The services described in Exhibit D hereto.

Building. The building located at 150 Presidential Way, Woburn, Massachusetts.

Business Day. A day which is not a Saturday, Sunday or other day on which banks in Boston, Massachusetts, are authorized or required by law or executive order to remain closed.

Calendar Year. The First Calendar Year, the Last Calendar Year and each full calendar year (January 1 through December 31) occurring during the Lease Term.

C.P.I. "Consumer Price Index ‑ All Urban Consumers ‑ (CPI‑U) ‑ U.S. City Average ‑ All Items (1982-1984=100)" as published by the U.S. Department of Labor.

Common Areas. All interior and exterior areas devoted to the common use of occupants of the Building or the provision of Services to the Building, including but not limited to all corridors, elevator foyers, air shafts, elevator shafts, and elevators, stairwells and stairs, mechanical rooms, janitor closets, vending areas, driveways, parking areas and other similar facilities for the provision of Services or for the use of all occupants of multi‑tenant floors or all occupants of the Building.

Control. As defined in the definition of Affiliate.

Corporation. A corporation, company, association, limited liability company, business trust or similar organization wherever formed.

Default. Any event or condition specified in Article 20 hereof so long as any applicable requirement for the giving of notice or lapse of time or both have not been fulfilled.

Event of Default. Any event or condition specified in (a) Article 20 hereof (if all applicable periods for the giving of notice or lapse of time or both have expired) or (b) in Article 21 hereof.

First Calendar Year. The partial Calendar Year period commencing on the Term Commencement Date and ending on the next succeeding December 31.

Force Majeure. Acts of God, strikes, lockouts, labor troubles, inability to procure materials, failure of power, government-ordered restrictions on utility usage, riots and insurrection, acts of public enemy, wars, earthquakes, hurricanes and other natural disasters, fires, explosions, other causes beyond a party’s reasonable control (which shall not include existing physical conditions at the Building), or any act, failure to act or Default of the other party to this Lease; provided, however, lack of money shall not be deemed such a cause.

General Contractor. A general contractor to be selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

Governmental Authority. United States of America, the Commonwealth of Massachusetts, the City of Woburn, County of Middlesex, and any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of them.

Insolvency. The occurrence with respect to any Person of one or more of the following events: the death, dissolution, termination of existence (other than by merger or consolidation), insolvency, appointment of a receiver for all or substantially all of the property of such Person, the making of a fraudulent conveyance or the execution of an assignment or trust mortgage for the benefit of creditors by such Person, or the filing of a petition in bankruptcy or the commencement of any proceedings by or against such Person under a bankruptcy, insolvency or other law relating to the relief or the adjustment of indebtedness, rehabilitation or reorganization of debtors; provided that if such petition or commencement is involuntarily made against such a Person and is dismissed within sixty (60) days of the date of such filing or commencement, such events shall not constitute an Insolvency hereunder.

Insurance Requirements. All terms of any policy of insurance maintained by Landlord or Tenant and applicable to (or affecting any condition, operation, use or occupancy of) the Building or the Premises or any part or parts of either and all requirements of the issuer of any such policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions).

Land. The land located at 150 Presidential Way, Woburn, Massachusetts, County of Middlesex, Commonwealth of Massachusetts, described in Exhibit A.

Landlord's Work. The work to be done by Landlord with respect to the Premises shown on Exhibit B, described in Section 7.01 and Exhibit C.

Last Calendar Year. The partial Calendar Year commencing on January 1 of the Calendar Year in which the Lease Termination Date occurs and ending on the Lease Termination Date.

Lease Term. The period commencing on the Term Commencement Date and ending on the Lease Termination Date.

Lease Termination Date. The earliest to occur of (1) the Stated Expiration Date, (2) the termination of this Lease by Landlord as the result of an Event of Default, or (3) the termination of this Lease pursuant to Article 17 (Damage or Destruction) or 18 (Eminent Domain) hereof.

Lease Year. A period commencing on the Term Commencement Date (or an anniversary thereof) and ending on the day before the next succeeding anniversary thereof.  For example, the first Lease Year is a period commencing on the Term Commencement Date and ending on the day before the first anniversary thereof.  The last Lease Year shall end on the Lease Termination Date.

Legal Requirements. All laws, statutes, codes, ordinances (and all rules and regulations thereunder), all executive orders and other administrative orders, judgments, decrees, injunctions and other judicial orders of or by any Governmental Authority which may at any time be applicable to the Land, the Building or the Premises or to any condition or use thereof and the provisions of all Authorizations.

Occupancy Arrangement. With respect to the Premises or any portion thereof, and whether (a) written or unwritten or (b) for all or any portion of the Lease Term, an assignment, a sublease, a tenancy at will, a tenancy at sufferance, or any other arrangement (including but not limited to a license or concession) pursuant to which a Person occupies, or shall have the right to occupy, the Premises for any purpose.

Operating Expenses. Beginning on the Term Commencement Date, all expenses, costs, and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the ownership, operation and maintenance of the Land and the Building (including all parking facilities in operation on the Term Commencement Date and such additional parking facilities which are  necessary or beneficial for the operation of the Land and Building) and the provision of Basic Services, including, but not limited to (a) wages, salaries, fees and costs to Landlord of all Persons engaged in connection therewith, including taxes, insurance, and benefits relating thereto; (b) the cost of (i) all supplies and materials, electricity and lighting, (ii) water, heat, air conditioning, and ventilating, (iii) all maintenance, janitorial, and service agreements, (iv) all insurance, including the cost of casualty and liability insurance, (v) repairs, replacements and maintenance, including, without limitation, Landlord’s costs and expenses of performing its obligations under Section 8.01 (including, without limitation, costs and expenses which may be capital in nature), (vi) capital items which are primarily for the purpose of reducing Operating Expenses or which may be required by a Governmental Authority, amortized over the reasonable life of the capital items with the reasonable life and amortization schedule being determined by Landlord in accordance with generally accepted accounting principles (provided that in the event the reasonably estimated annual savings arising from the installation of any such capital improvement intended to reduce Operating Expenses shall exceed such annual amortization, Operating Expenses shall include, in lieu of such amortization, such estimated annual savings until the cost of such improvement shall have been completely amortized), (vii) pursuing an application for an abatement of taxes pursuant to Section 6.05 hereof to the extent not deducted from the abatement, if any, received; (c) management fees of 5% of gross revenues from the Building; and (d) the cost to Landlord of operating, repairing and maintaining exterior common areas and facilities which may not be located entirely on the Land but which may be used for parking or for landscaping, security and maintenance for common roadways and open areas.  Operating Expenses shall not include specific costs billed to and paid by specific tenants. If at any time during the Term, less than ninety-five percent (95%) of the Rentable Area of the Building is occupied, Operating Expenses shall be adjusted by the Landlord to reasonably approximate the Operating Expenses which would be incurred if the Building had been at least ninety-five percent (95%) occupied.  Notwithstanding anything to the contrary set forth in this Lease, Operating Expenses shall not include the following: (I) any ground or underlying lease rental; (II) bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Land; (III) costs which may be considered capital improvements, capital repairs, capital changes or any other capital costs as determined under generally accepted accounting principles except for capital improvements required by any laws not in existence and not in effect as of the Term Commencement Date, in which case such costs shall be capitalized and amortized over their useful life determined in accordance with generally accepted accounting principles; (IV) rentals for items which if purchased, rather than rented, would constitute a capital cost; (V) costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed; (VI) depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (VII) advertising and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building or other tenants; (VIII) marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (IX) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; (X) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly; (XI) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building; (XII) management fees paid or charged by Landlord in connection with the management of the Building to the extent such management fee is in excess of the management fee customarily paid or charged by landlords of comparable buildings in the vicinity of the Building; (XIII) salaries and other benefits paid to the employees of Landlord to the extent customarily included in or covered by a management fee, provided that in no event shall Operating Expenses include salaries and/or benefits attributable to personnel above the level of Property manager; (XIV) rent for any office space occupied by Building management personnel to the extent the size or rental rate for of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building; (XV) amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (XVI) Landlord’s general corporate overhead and general and administrative expenses; (XVII) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (XVIII) services provided, taxes, attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building, and any replacement garages or parking facilities and any shuttle services; (XIX) costs incurred in connection with upgrading the Building to comply with laws, rules, regulations and codes in effect prior to the Term Commencement Date; (XX) all assessments and premiums which are not specifically charged to Tenant because of what

Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid; (XXI) costs arising from the negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services; (XXII) costs arising from Landlord’s charitable or political contributions; (XXIII) costs arising from latent defects or repair thereof; (XXIV) costs for sculpture, paintings or other objects of art; (XXV) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (XXVI) costs of independent auditors; (XXVIII) any other costs or expenses which would not normally be treated as Operating Expenses by landlords of comparable buildings in the vicinity of the Building.

Partial Taking.  Any Taking which is not a Total Taking.

Permitted Exceptions. Any liens or encumbrances on the Premises in the nature of (a) liens for taxes assessed but not yet due and payable, (b) easements, reservations, restrictions and rights of way encumbering or affecting the Land on the date of this Lease, (c) the rights of Landlord, Tenant and any other Person to whom Landlord has granted such rights to exercise in common with respect to the Land and the Common Areas the rights granted to Tenant hereunder, (d) mortgages of record, and (e) Title Conditions, so long as the same do not adversely impact Tenant’s use of the Land, Building and Premises for the conduct of its business.

Person. An individual, a Corporation, a company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

Premises. The space in the Building shown on Exhibit B hereto.

Proceeds.  With respect to any Taking or occurrence described in Article 17 hereof, with respect to which any Person is obligated to pay any amount to or for the account of Landlord, the aggregate of (i) all sums payable or receivable under or in respect of any insurance policy, and (ii) all sums or awards payable in respect to a Taking.

Rent. Basic Rent and all Additional Rent.

Rentable Area of the Premises. The number of square feet stated in Section 1.01, whether the same should be more or less as a result of minor variations resulting from actual construction and completion of the Building or Premises so long as such work is done in accordance with the terms and provisions hereof.  The calculation was made according to the following formula:

(i)On single tenant floors, the usable area measured from the inside surfaces of the outer glass of the Building, plus Tenant's Share of interior Common Areas.

(ii)On multi‑tenant floors, the usable area measured from the inside surface of the outer glass of the Building to the midpoint of all demising walls of the space being measured plus the area of each corridor adjacent to and required as the result of the layout of the space being measured, measured from the midpoint of the adjacent demising walls, plus Tenant's Share of interior Common Areas.

Rules and Regulations. Reasonable rules and regulations promulgated by Landlord and uniformly applicable to persons occupying the Building regulating the details of the operation and use of the Building, which rules and regulations shall not impact Tenant’s use of the Premises for the Permitted Uses.  The initial Rules and Regulations are attached hereto as Exhibit E.

Services. Basic Services and Additional Services.

Stated Expiration Date. The Stated Expiration Date set forth in Section 1.01.

Taking. The taking or condemnation of title to all or any part of the Land or the possession or use of the Building or the Premises by a Person for any public use or purpose or any proceeding or negotiations which might result in such a taking or any sale or lease in lieu of or in anticipation of such a taking.

Taxes. Beginning on the Term Commencement Date, all taxes, special or general assessments, water rents, rates and charges, sewer rents and other impositions and charges imposed by Governmental Authorities of every kind and nature whatsoever, extraordinary as well as ordinary, and each and every installment thereof which shall or may during the term of this Lease be charged, levied, laid, assessed, imposed, become due and payable or become liens upon or for or with respect to the Land or any part thereof or the Building or the Premises, appurtenances or equipment owned by Landlord thereon or therein or any part thereof or on this Lease under or by virtue of all present or future Legal Requirements or a tax based on a percentage, fraction or capitalized value of the Rent (whether in lieu of or in addition to the taxes hereinbefore described). Taxes shall not include inheritance, estate, excise, succession, transfer, gift, franchise, income, gross receipt, or profit taxes except to the extent such are in lieu of or in substitution for Taxes as now imposed on the Building, the Land, the Premises or this Lease.  If for any year, including the Tax Base Year, Taxes have been reduced or abated, or are subsequently reduced or abated, because of vacancies in the Building, Taxes for such year shall be adjusted by Landlord to reasonably approximate the amount Taxes would have been had such vacancies not existed.  Any assessments which can be paid in installments by Landlord shall be paid by Landlord in the maximum number of installments permitted by law and not included in Taxes except in the year in which the assessment is actually paid.

Tenant. As defined in the preamble hereof.

Tenant's Share.    Tenant's Share shall be equal to the Rentable Area of the Premises divided by the Rentable Area of the Building.

Term Commencement Date.  The Term Commencement Date stated in Section 1.01.

Title Conditions. All covenants, agreements, restrictions, easements and declarations of record on the date hereof so far as the same may be from time to time in force and applicable and which shall not impact Tenant’s use of the Premises for the Permitted Uses.

Total Taking.  (i) a Taking of: (a) the fee interest in all or substantially all of the Land or Building or (b) such title to, easement in, over, under or such rights to occupy and use any part or parts of the Land or Building to the exclusion of Landlord as shall have the effect, in the good faith judgment of the Landlord, of rendering the portion of the Land or Building remaining after such Taking (even if restoration were made) unsuitable for the continued use and occupancy of the

Building for the Permitted Uses or (ii) a Taking of all or substantially all of the Premises or such title to or easement in, on or over the Premises to the exclusion of Tenant which in the good faith judgment of the Landlord prohibits access to the Premises or the exercise by Tenant of its rights under this Lease.

ARTICLE 2

Premises

2.01Premises.

Landlord hereby leases and lets to Tenant, and Tenant hereby takes and hires from Landlord, upon and subject to the terms, conditions, covenants and provisions hereof, the Premises subject to the Permitted Exceptions.  Landlord reserves the right to install within or without the Premises pipes, ducts, vents, flues, conduits, wires and appurtenant fixtures which service the Premises and/or other parts of the Building; provided that such work and installations are done in such a manner that they do not unreasonably interfere with Tenant's use of the Premises.

2.02Appurtenances.

Tenant, in common with others entitled thereto from time to time, may use the Common Areas for the purposes for which they were designed.

Landlord reserves the right, from time to time, to grant easements affecting the Land, to change or alter the boundaries of the Land and to alter, and grant to others the right to use, the entrances, parking areas and driveways on the Land, all for purposes of developing and using properties adjacent to the Land, so long as the same do not unreasonably interfere with Tenant’s use of the Common Areas or Premises or reduce the number of parking spaces available for Tenant.

2.03Reservations By Landlord.

Landlord reserves the right, exercisable at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability therefor or otherwise affecting Tenant’s obligations under this Lease, to make changes, alterations, additions, improvements, repairs or replacements to the Building and the Common Areas as long as such work does not unreasonably interfere with Tenant’s business, including, without limitation, elimination of Common Areas and changing the size, arrangement and location of, and eliminating, entrances, lobbies, driveways, parking areas, doors, corridors, elevators, stairs and restrooms.

ARTICLE 3

Term

3.01Term Commencement.

The Lease Term shall commence on the Term Commencement Date as stated in Section 1.01.

3.02	Termination.

The Lease Term shall end on the Lease Termination Date.

3.03Early Access.

Tenant shall have access to the Premises upon execution of this Lease by Tenant and Landlord for the purpose of executing the Tenant’s Work including, but not limited to, installing furniture, fixtures, and equipment.

ARTICLE 4

Rent

4.01Basic Rent.

Tenant shall pay Landlord for the Premises, without offset or deduction and without previous demand therefor, except as expressly set forth herein, the Basic Rent as annual rent for each Lease Year.  Basic Rent shall be paid in equal monthly installments in advance on the first day of each calendar month during the Lease Term.  The first installment of Basic Rent shall be upon lease execution.  Basic Rent for partial months at the beginning or end of the Lease Term shall be pro‑rated.

4.02Computation of Basic Rent.

The Basic Rent for each Lease Year shall be stated in Article 1.01 hereof.

Basic Rent shall be exclusive of (and in addition to) amounts due hereunder for Taxes, Operating Expenses and Estimated Cost of Electrical Service.

4.03Annual Adjustment of Basic Rent.  In accordance with the Rent schedule stated in Section 1.

ARTICLE 5

Use of Premises

5.01Use Restricted.

The Premises may be used for the Permitted Uses and for no other purpose.  No improvements may be made in or to the Premises except as otherwise provided in this Lease.

5.02Rules and Regulations.

Tenant shall comply with the reasonable Rules and Regulations established from time to time by Landlord, provided such rules and regulations shall not impact Tenant’s use of the Premises for the Permitted Uses.  Landlord shall not be liable to Tenant for (a) the failure of other tenants to comply with such Rules and Regulations, (b) the failure of other tenants to comply with any term or provision of their respective leases or (c) any nuisance or wrongful, negligent, improper, offensive or unlawful act or omission of any such other tenant.

ARTICLE 6

Taxes; Operating Expenses;

Estimated Cost of Electrical Services

6.01Expenses and Taxes.

If with respect to any Calendar Year, Tenant's Share of (a) Operating Expenses exceed the Adjusted Operating Expense Base or (b) Taxes exceed the Adjusted Tax Base (whether as the result of an increase in rate or assessment or both), Tenant shall pay to Landlord the amount of each such excess.  Any amount due with respect to this Section 6.01 shall be due on the date which is thirty (30) days after receipt by the Tenant of the statement described in Section 6.02 hereof.

6.02Annual Statement of Additional Rent Due.

Landlord shall render to Tenant a statement, showing (i) for the Calendar Year so indicated (a) Taxes and (b) Operating Expenses and (ii) for the then current Calendar Year, an estimate for (a) Operating Expenses (b) Taxes and (c) Tenant's obligation under Section 6.01.

6.03Monthly Payments of Additional Rent.

Tenant shall pay to Landlord in advance for each calendar month of the Lease Term falling between receipt by Tenant of the statement described in Section 6.02 and receipt by Tenant of the next such statement, as Additional Rent an amount equal to 1/12th of Tenant's estimated obligation under Section 6.01 shown thereon.  The amount due under this Section 6.03 shall be paid with Tenant's monthly payments of Basic Rent and shall be credited by Landlord to Tenant's obligations under Section 6.01.  If the total amount paid hereunder exceeds the amount due under such Section, such excess shall be credited by Landlord against the monthly installments of Additional Rent next falling due or shall be refunded to Tenant upon the expiration or termination of this Lease (unless such expiration or termination is the result of an Event of Default or unless the Term has expired in which case Landlord shall refund such excess to Tenant within 30 days after such amount has been determined).

6.04Accounting Periods.

Landlord shall have the right from time to time to change the periods of accounting hereunder to any other annual period than a Calendar Year, and upon any such change, all items referred to in this Article 6 shall be appropriately apportioned.  In all statements rendered under Section 6.02, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a statement shall be included therein on the basis of Landlord's estimate and with respect thereof Landlord shall render to Tenant promptly after determination a supplemental statement and appropriate adjustment shall be made according thereto.

6.05Abatement of Taxes.

Landlord may at any time and from time to time make application to the appropriate Governmental Authority for an abatement of Taxes.  If (i) such an application is successful for reasons other than the existence of vacancies in the Building and (ii) Tenant has made any payment in respect of Taxes pursuant to this Article 6 for the period with respect to which the abatement was granted, Landlord shall (a) deduct from the amount of the abatement all reasonable expenses incurred by it in connection with the application (b) recompute Tenant’s obligation with respect to Taxes under Section 6.01 and refund any overpayment to Tenant and (c) retain the balance, if any.

6.06Audit Right.

Furthermore, Tenant may audit Landlord’s Operating Expenses in order to verify the accuracy of the charges provided that:

(i)Tenant has made timely payments, without prejudice to Tenant’s position, of Additional Rent when due.
(ii)Such audit will be conducted only during regular business hours at the office where Landlord maintains expense records and only after Tenant gives Landlord fourteen (14) days’ notice.
(iii)	No audit shall be conducted at any time that Tenant is in default (beyond applicable notice and cure periods) of any of the terms of the Lease.
(iv)Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant.
(v)No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises.

(vi)Such audit must be conducted by the Internal Audit Department of the Tenant or by an independent nationally recognized accounting firm that is not being compensated by Tenant on a contingency fee basis.

(vii)The audit must commence within one hundred (120) days (time is of the essence) following the delivery to Tenant of Landlord’s statement.
(viii)Tenant must deliver to Landlord a signed confidentiality agreement prepared by Landlord in its reasonable discretion.

If any audit by Tenant reveals that Landlord’s statement overstated the Operating Expense Additional Rent charge, then the Landlord promptly shall pay to the Tenant the amount of the Tenant’s overpayment with interest at the rate set for in Section 22.06 from the date of overpayment until the date the Landlord reimburses the Tenant for the same.  If no such payment is made, the Tenant shall be entitled to credit such amount against the monthly installment(s) of Basic Rent next falling due under this Lease, or, if the Lease Term has expired, such amount shall be promptly refunded by the Landlord to the Tenant.  If such audit reveals an overpayment of Operating Expenses by six percent (6%) or more, Landlord shall pay the reasonable out-of-pocket costs of Tenant’s audit.

6.07Intentionally Omitted.

6.08Late Payment of Rent and Late Charges.

Tenant’s failure to pay Rent, Additional Rent, or any other Lease costs when due under this Lease may cause Landlord to incur unanticipated costs.  The exact amount of such costs are impractical or extremely difficult to ascertain.  Such costs may include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by any ground lease, mortgage, or deed of trust encumbering the Land or Building.

Therefore, if Landlord does not receive the Rent, Additional Rent, or any other Lease costs in full within five (5) days after written notice that the same is past due, Tenant shall pay Landlord a late charge, which shall constitute liquidated damages, equal to five percent (5%) of each unpaid portion (“Late Charge”), which shall be paid to Landlord together with such Rent, Additional Rent, or other Lease costs then in arrears.

The parties agree that such Late Charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of such late payment.

For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay both a Late Charge (if applicable) and a returned check charge (“Returned Check Charge”) of an amount equal to that charged by Landlord’s bank at the time.

All Late Charges and any Returned Check Charge shall then become Additional Rent and shall be due and payable immediately along with such other Rent, Additional Rent, or other Lease costs then in arrears.

Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order:  (i) to any unpaid Additional Rent, including, without limitation, Late Charges, Returned Check Charges, legal fees and/or court costs legally chargeable to Tenant, Operating Expenses and Taxes; and then (ii) to unpaid Basic Rent.

Nothing herein contained shall be construed so as to compel Landlord to accept any payment of Rent, Additional Rent, or other Lease costs in arrears or Late Charge or Returned Check Charge should Landlord elect to apply its rights and remedies available under this Lease or at law or in equity in the case of an Event of Default hereunder by Tenant.  Landlord’s acceptance of Rent, Additional Rent, or other Lease costs in arrears or Late Charge or Returned Check Charge pursuant to this clause shall not constitute a waiver of Landlord’s rights and remedies available under this Lease at law or in equity.

ARTICLE 7

Improvements, Repairs, Additions, Replacements

7.01Preparation of the Premises.

Except as provided in Exhibit B and C and subject to (i) Landlord’s obligation to complete the Landlord’s Work and deliver the Premises to Tenant with Building HVAC and all life safety systems in good working order and (ii) Landlord’s ongoing obligations for repairs and compliance with the ADA in the Common Areas, the Premises shall be leased in its present “as is” condition as of the date hereof, and Landlord shall have no obligation to perform any work or construction in the Premises to prepare it for Tenant’s occupancy.

7.02Alterations and Improvements.

Except for Tenant’s Work that has been approved by Landlord pursuant to Exhibit B and C, Tenant shall not make alterations or additions to the Premises without Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) and then only in accordance with plans and specifications therefor first approved by Landlord.  Tenant shall not hang shades, curtains, signs, awnings or other materials to or make any change in the appearance of any glass visible from outside of the Premises, add any window treatments of any kind or install furniture visible from outside of the Premises, without Landlord's prior written consent (other than tinting and other window treatments along the glass line), such consent not to be unreasonably withheld, conditioned or delayed.  Without limitation, Landlord may withhold approval of any alterations or additions which would delay completion of the Premises or the Building.  All alterations and additions shall be part of the Premises unless and until Landlord shall specify the same for removal in a notice delivered to Tenant at the time of Landlord’s consent thereto.  All of Tenant's alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Premises or interfere with Building operation and, except for installation of furnishings, shall be performed by contractors or workmen first approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed).  Except for work done by or through Landlord, Tenant before its work is started shall: secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them; and cause each contractor to carry workmen's compensation insurance in statutory amounts covering all the contractor's and subcontractor's employees and commercial general liability insurance with limits as Landlord may reasonably require, but in no event less than $1,000,000.00 and property damage insurance with limits of not less than $1,000,000.00 and have deductibles of no more than $50,000.00 (all such insurance to be written by companies approved by Landlord and insuring Tenant and Landlord and its managing agent and its mortgagees, as well as the contractors), and to deliver to Landlord certificates of all such insurance.  Tenant agrees to pay promptly when due the entire cost of any work done in the Premises by Tenant, its agents, employees or independent contractors, and not to cause or permit any liens therewith to attach to the Premises and to discharge any such liens which may so attach within the time period required under this Lease.  All construction work done by Tenant, its agents, employees or independent contractors shall be done in a good and workmanlike manner and in compliance with all Legal Requirements and Insurance Requirements.

Landlord reserves the right to require that Tenant remove any Alterations and/or Tenant’s Systems installed by or for Tenant within or serving the Premises upon the expiration or earlier termination of this Lease.  Such notice to Tenant shall occur at least six (6) months prior to the expiration of the Term of this Lease.  If Tenant fails to remove any Alterations and/or Tenant’s Systems so required, such failure shall be an Event of Default hereunder, and Landlord shall have all rights and remedies available under this Lease, at law or in equity, including the right to remove any Alterations and/or Tenant’s Systems at Tenant’s expense.  Tenant acknowledges and agrees that any Alterations and/or Tenant’s Systems installed by or for Tenant within or serving the Premises shall be the property of Tenant during the Term.  Any Alterations and/or Tenant’s Systems not removed by Tenant shall, at Landlord’s option, become the property of Landlord (without payment by Landlord) at the expiration or earlier termination of this Lease.

Tenant may make cosmetic alterations or improvements (i.e., painting, carpeting, flooring, etc.) regardless of cost and any other non-structural alterations, additions or improvements having a cost, in each instance, of $50,000.00 or less, without Landlord’s prior consent and Tenant may make non-structural alterations, additions or improvements having a cost, in each instance, in excess of $50,000.00, with Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Any structural alterations, additions or improvements shall become part of the Premises and the property of Landlord.  Any other alterations, additions or improvements which are removable shall remain the property of Tenant and may be removed by Tenant upon the termination of this Lease.

7.03Maintenance.

Except for Landlord’s obligations under Section 8.01, Tenant shall, at all times during the Lease Term, and at its own cost and expense, (i) keep and maintain the interior of the Premises in good repair and condition (ordinary wear and tear and damage by fire or casualty only excepted), (ii) use all reasonable precautions to prevent waste, damage or injury thereto and (iii) maintain all systems and equipment that exclusively serves the Premises.

7.04Redelivery.

On the Lease Termination Date, without limiting its other obligations under this Lease, Tenant shall surrender all keys to the Premises, remove Tenant’s signage and remove all of its trade fixtures which in Tenant’s sole discretion, it elects to remove and restore any damage caused by such removal. Tenant shall, subject to the provisions of Articles 17 and 18 hereof, surrender the Premises to Landlord broom clean and in good condition and repair with ordinary wear and tear and damage by fire or casualty only excepted.  Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as it shall determine.

ARTICLE 8

Building Services

8.01Building Services; Maintenance.

Landlord shall furnish, or cause to be furnished, during the Lease Term the Basic Services.

Subject to Articles 17 and 18, Landlord shall maintain the Common Areas, exterior walls (exclusive of glass and doors and exclusive of the interior surface of the exterior walls, all of which Tenant shall maintain and repair), roof, foundation, structural supports of the Building and the heating, plumbing, electrical, air-conditioning and mechanical and all other Building systems.

8.02Other Janitors.

No persons shall be employed by Tenant to do janitorial work in the Premises other than the lab areas and no persons other than the janitors of the Building shall clean the office areas of the Premises unless Landlord shall give its written consent thereto.  Any person employed by Tenant with Landlord's consent to do janitorial work shall, while in the Building, either inside or outside the Premises, be subject to and under the control and direction of the superintendent of the Building (but not as agent or servant of said superintendent or of Landlord).

8.03Additional Services.

Tenant will pay the Landlord a reasonable charge for any extra cleaning of the Premises required because of the carelessness or indifference of Tenant and for any Additional Services rendered at the request of Tenant.  If the cost of cleaning the Premises shall be increased due to the installation in the Premises, at Tenant's request, of any unique or special materials, finish or equipment, Tenant shall pay the Landlord an amount equal to such increase in cost.  All charges for Additional Services shall be due and payable within ten (10) days of the date on which they are billed.

8.04Limitations on Landlord's Liability.

Landlord shall not be liable in damages, and not in default hereunder, for any failure or delay in complying with its obligations hereunder, including, without limitation, furnishing electricity, any Basic Service or Additional Service, when such failure or delay is occasioned by Force Majeure or by the act or Default of Tenant.  No such failure or delay shall be held or pleaded as eviction or disturbance in any manner whatsoever of Tenant's possession or give Tenant any right to terminate this Lease or give rise to any claim for set‑off or any abatement of Rent of any of Tenant's obligations under this Lease.  Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement.  However, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of five (5) consecutive Business Days as a result of the Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the sixth (6th) consecutive Business Day of the Service Failure and ending on the day the service has been restored.  If the entire Premises has not been rendered untenantable by the Service Failure, the amount of the abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant.

8.05Electric Service.

Electricity is separately metered for the Premises, therefore, Tenant, beginning on the Term Commencement Date and at its expense, shall obtain electricity from such source or sources as Landlord shall designate as the electricity source or sources for the Building, provided Tenant shall have the right, from time to time after notice to Landlord, to elect to obtain electrical services from a provider of its choosing.

ARTICLE 9

Tenant's Particular Covenants

9.01Pay Rent.

Tenant shall pay when due all Rent and all charges for utility services rendered to the Premises not included in Rent and, as further Additional Rent, all charges charged by Landlord for Additional Services provided at Tenant’s request.

9.02Occupancy of the Premises.

Tenant shall occupy the Premises from the Term Commencement Date for the Permitted Uses only.  Tenant shall not (i) injure or deface the Premises or the Building, (ii) install any sign in or on any window, or Common Area, (iii) permit in the Premises any flammable fluids or chemicals not reasonably related to the Permitted Uses nor (iv) permit nuisance or any use thereof which is contrary to any Legal Requirement or Insurance Requirement or liable to render necessary any alteration or addition to the Building.

Tenant shall not permit any noise, vibration or odor to emit from the Premises which in Landlord’s reasonable discretion is offensive or inappropriate for a first class office and laboratory Building with the Permitted Uses.

9.03Safety.

Tenant shall keep the Premises equipped with all safety appliances required by Legal Requirements or Insurance Requirements because of any specific use made by Tenant.  Tenant shall procure all Authorizations so required because of such use and, if requested by Landlord, shall do any work so required because of such use, it being understood that the foregoing provision shall not be construed to broaden in any way the Permitted Uses.  Any storage, delivery and removal of materials shall be done in such a manner so as not to unreasonably interfere with other tenants of the Building.

9.04Equipment.

Tenant shall not place a load upon the floor of the Premises exceeding the live load for which the floor has been designed for fifty (50) pounds per square foot; and shall not move any safe or other heavy equipment in, about or out of the Premises except in such a manner and at such a time as Landlord shall in each instance authorize, such authorization not to be unreasonably withheld, delayed or conditioned.  Tenant shall isolate and maintain all of Tenant's machines and mechanical equipment which cause or may cause air‑borne or structure‑borne vibration or noise, whether or not it may be transmitted to any other premises so as to eliminate such vibration or noise.

9.05Electrical Equipment.

Except with respect to the laboratory space in the Premises and the associated roof top equipment, Tenant shall not, without prior written notice to Landlord in each instance (i) connect to the Building electric distribution system anything other than normal office equipment or (ii) operate such equipment on a regular basis beyond normal Building operating hours.  Tenant's use of electrical energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors or equipment in or otherwise serving the Premises.    Tenant shall have the right (i) to connect to the main panel and submeter dedicated HVAC in the lab portions at all times and (ii) to install its own dedicated e-power unit to be mounted to the roof, subject to Landlord prior approval of placement and method of installation, such approval shall not be unreasonably withheld, delayed or conditioned.

9.06Pay Taxes.

Tenant shall pay promptly when due all Taxes upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomsoever assessed.

ARTICLE 10

Requirements of Public Authority

10.01Legal Requirements.

Tenant shall, at its own cost and expense, promptly observe and comply with all Legal Requirements.  Tenant shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims and demands that may in any manner arise out of or be imposed because of the failure of Tenant to comply with the covenants of this Article 10. The Landlord shall not be responsible or liable for any loss or interruption of Tenant’s business, or any costs of compliance, caused by the enforcement of any Legal Requirements which are related to Tenant’s use of the Premises or the Common Areas, provided that if Tenant is prohibited from using the Premises for the Permitted Uses as a result of any Legal Requirements, Tenant may terminate this Lease upon 30 days’ notice to Landlord.  Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such Legal Requirements or the like requiring (a) structural repairs or modifications; or (b) repairs or modifications to the utility or building service equipment; or (c) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall (i) be due to Tenant’s particular manner of use of the Premises for laboratory uses, or (ii) be due to the negligence or willful misconduct of Tenant or any agent, employee, or contractor of Tenant.

Tenant shall not dump, flush, or in any way introduce any Hazardous Substances or any other toxic substances into the septic, sewage or other waste disposal system or generate, store or dispose of Hazardous Substances in or on the Premises or the Land, or dispose of Hazardous Substances from the Premises or the Land to any other location except in the ordinary course of Tenant’s business and then only in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.§6901 et seq., the Massachusetts Hazardous Waste Management Act, M.G.L. c.21C., as amended, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c.21E, as amended, and all other applicable codes, regulations, ordinances and laws.  Tenant shall notify Landlord of any incident which would require the filing of a notice under M.G.L. c.21E and shall comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or the Land.  “Hazardous Substances” as used in this Section shall mean “hazardous substances” as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 and regulations adopted pursuant to such Act.  Landlord hereby acknowledges that Tenant will have a pH neutralization system and will discharge wastewater from the Premises into the sewer system.

Landlord hereby agrees to defend, indemnify and hold Tenant harmless from and against any and all loss, cost, damage, claim or expense (including legal fees) incurred in connection with or arising out of or relating in any way to the presence of Hazardous Substances as of the date hereof in or on the Land or the Building.

Tenant will provide Landlord, from time to time upon Landlord’s request, with all reasonable records and information regarding any Hazardous Substance maintained on the Premises by Tenant.

Landlord and Tenant agree as follows with respect to the existence or use of "Hazardous Material" in or on the Premises, the Building.

Tenant, at its sole cost and expense, shall comply with the Emergency Planning and Community Right to Know Act (EPCRTKA) 42 U.S.C. § 11001-11050, and all other laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters (collectively, "Environmental Laws"), including, but not limited to, any discharge into the air, surface, water, sewers, soil or groundwater of any Hazardous Material (as defined in Article 29.11(c)), whether within or outside the Premises within the Complex. For purpose of this Lease, the term “Complex” shall mean the buildings located at 120 Presidential Way and 150 Presidential Way in Woburn, MA. Tenant shall comply with all terms, conditions and guidelines contained in the MWRA permit applicable to the Premises and agrees to further acknowledge such agreement to so comply in writing upon request of Landlord.  Notwithstanding any provision of this Lease to the contrary, nothing contained in this Lease requires, or shall be construed to require, Tenant to incur any liability related to or arising from environmental conditions (i) for which the Landlord is responsible pursuant to the terms of this Lease, or (ii) which existed within the Premises or the Complex prior to the date Tenant takes possession of the Premises.

Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises or otherwise in the Complex by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord, except for Hazardous Materials which are typically used in the operation of offices or laboratories, provided that such materials are stored, used and disposed of in strict compliance with all applicable Environmental Laws and with good scientific and medical practice.  Within twenty (20) days of Landlord’s request, Tenant shall provide Landlord with a list of all Hazardous Materials, including quantities used and such other information as Landlord may reasonably request, used by Tenant in the Premises or otherwise in the Complex.  Tenant represents that the list attached hereto as Exhibit J is a complete list of all Hazardous Materials and quantities that may be used by Tenant in the Premises as of the Execution Date, which list Tenant may supplement or revise during the Term. Notwithstanding the foregoing, with respect to any of Tenant's Hazardous Material which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws and good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Premises, Building of which the Premises is a part until Tenant has demonstrated, to Landlord's reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, specifically including live organisms, viruses and fungi, medical waste, and so-called “biohazard” materials.  The term "Hazardous Material" includes, without limitation, any material or substance which is (i) designated as a "hazardous substance" pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a “hazardous waste” pursuant to

Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) defined as "hazardous substance" or "oil" under Chapter 21E of the General Laws of Massachusetts, or (v) a so-called “biohazard” or medical waste, or is contaminated with blood or other bodily fluids; and "Environmental Laws" include, without limitation, the laws listed in the preceding clauses (i) through (iv).

Any increase in the premium for necessary insurance on the Premises or the Building which arises from Tenant's use and/or storage of these Hazardous Materials shall be solely at Tenant's expense.  Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any federal, state or local government agency with jurisdiction. Tenant hereby covenants and agrees to indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (collectively "Losses") which Landlord may reasonably incur arising out of contamination of real estate, the Building or other property not a part of the Premises, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused or permitted by Tenant, or (ii) from a breach by Tenant of its obligations under this Section 10.01.  This indemnification of Landlord by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises caused by Tenant or its agents, employees, contractors or invitees.  The indemnification and hold harmless obligations of Tenant under this Section 10.01 shall survive any termination of this Lease.  Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise caused or permitted by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to a condition which complies with all Environmental Laws; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord's reasonable discretion, would not potentially have any materially adverse long-term or short-term effect on the Premises, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws.

On or before the date that Tenant, and anyone claiming by, through or under Tenant, vacates the Premises, and immediately prior to the time that Tenant delivers the Premises to Landlord, Tenant shall cause the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation, cause the Premises to be released for unrestricted use by the Radiation Control Program of the Massachusetts Department of Public Health for the control of radiation, and deliver to Landlord the report of a certified industrial hygienist stating that he or she has examined the Premises  (including visual inspection, Geiger counter evaluation and airborne and surface monitoring) and found no evidence that such portion contains Hazardous Materials, as defined in this Article, or is otherwise in violation of any Environmental Law, as defined in this Article hereof.

Provide to Landlord a copy of its most current chemical waste removal manifest and a certification from Tenant executed by an officer of Tenant that no Hazardous Materials or other potentially dangerous or harmful chemicals brought onto the Premises from and after the date that Tenant first took occupancy of the Premises remain in the Premises.

Landlord hereby agrees that the maximum allowable quantities of Hazardous Materials available for the Building shall be allocated in their entirety to Tenant.  Notwithstanding any provision of this Lease to the contrary, nothing in this paragraph shall be read or deemed to prohibit Landlord from entering into new leases with laboratory tenants or from creating additional control areas in the Building to facilitate other laboratory leases, provided (i) Landlord shall create any additional control areas necessary for such laboratory tenants hazardous materials storage needs, (ii) in no event shall Tenant have any obligation to perform any work or pay any costs (whether as Operating Expenses or otherwise) associated with creating any such additional control areas or arising from the introduction of other laboratory tenants into the Building including, without limitation, costs of satisfying any fire separation requirements, and (iii) there shall be no  reduction or diminishment of the allowable quantities of Hazardous Materials that Tenant may use or store within the Building.

10.02Contests.

Tenant shall have the right to contest by appropriate legal proceedings diligently conducted in good faith, in the name of the Tenant or Landlord (if legally required), or both (if legally required), without cost, expense, liability or damage to Landlord, the validity or application of any Legal Requirement and, if compliance with any of the terms of any such Legal Requirement may legally be delayed pending the prosecution of any such proceeding, Tenant may delay such compliance therewith until the final determination of such proceeding.

ARTICLE 11

Covenant Against Liens

11.01Mechanics’ Liens.

Landlord's right, title and interest in the Premises, the Land or the Building shall not be subject to or liable for liens of mechanics or materialmen for work done on behalf of Tenant in connection with improvements to the Premises.  Notwithstanding such restriction, if because of any act or omission of Tenant, any mechanics’ lien or other lien, charge or order for payment of money shall be filed against any portion of the Premises or the Land or the Building, Tenant shall, at its own cost and expense, cause the same to be discharged of record within fifteen (15) days after the filing thereof.

11.02Right to Discharge.

Without otherwise limiting any other remedy of Landlord for default hereunder, if Tenant shall fail to cause such liens to be discharged of record within the aforesaid fifteen (15) day period,

then Landlord shall have the right to cause the same to be discharged.  All reasonable amounts paid by Landlord to cause such liens to be discharged shall constitute Additional Rent.

ARTICLE 12

Access to Premises

12.01Access.

Landlord or Landlord's agents and designees shall have the right, but not the obligation, to enter upon the Premises at all reasonable times during ordinary business hours and after reasonable prior notice to Tenant to examine same and to exhibit the Premises to prospective purchasers, mortgagees, tenants or other persons or agents as Landlord shall designate from time to time, though exhibition to tenants shall only occur during the last 12 months of the Term; provided that, in all events those accessing the Tenant’s Premises shall be accompanied by a Tenant representative.

ARTICLE 13

Assignment and Subletting: Occupancy Arrangements

13.01Subletting and Assignment.

Tenant shall not enter into any Occupancy Arrangement, either voluntarily or by operation of law without the prior consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed.  Without limiting the generality of the foregoing, in no event shall Tenant enter sublet all or any part of the Premises or to assign this Lease, offer to so sublet or assign or so sublet or assign to any tenant or occupant of the Building or to any party with whom Landlord is then negotiating with respect to space in the Building as evidenced by a written proposal.

If Tenant intends to enter into an Occupancy Arrangement, Tenant shall so notify Landlord in writing, stating the name of (and providing a financial statement with respect to) the Person whom Tenant intends to enter into such Arrangement, the exact terms of the Occupancy Arrangement and a precise description of the portion of the Premises intended to be subject thereto.  Within thirty (30) days of receipt of such writing, Landlord shall either consent to such Occupancy Arrangement or deny consent to such Occupancy Arrangement.  The Landlord shall not be deemed to be unreasonable in denying its consent to any proposed assignment or subletting by the Tenant based on any of the following factors:

(a)	The business of the proposed tenant is not consistent with the image and character which the Landlord desires to promote for the Building; and
(b)

The proposed assignment or subletting could adversely affect the ability of the Landlord and its affiliates to lease space in the Building including leasing space to any proposed assignee or subtenant; and

(c)	The credit worthiness of the proposed tenant is unsatisfactory to the Landlord, as the Landlord may determine in its reasonable discretion.

If the Landlord consents to such Occupancy Arrangement, Tenant shall (i) enter into such Arrangement on the exact terms described to Landlord within thirty (30) days of Landlord's consent or comply again with the terms of this Section and (ii) remain liable for the payment and performance of the terms and covenants of this Lease.  If Tenant enters into such an Occupancy Arrangement, Tenant shall pay to Landlord when received 50% of the excess, if any, of amounts received in respect of such Occupancy Arrangement over the Rent, after deducting Tenant’s costs of brokerage, legal fees, tenant improvements and any rent concessions.  For the purpose of the preceding sentence, amounts received by Tenant in respect of such Occupancy Arrangement shall be deemed to include  any sums paid for the sale, rental or use of any of Tenant’s personal property (in the case of a sale only, reduced by Tenant’s depreciated basis thereof for federal income tax purposes).

If Tenant’s stock is not publicly held, the provisions of this Section 13.01 shall apply to a transfer (by one or more transfers) of a majority of the stock or other ownership interests of Tenant as if Tenant had entered into an Occupancy Arrangement.  Such provisions shall not apply and Tenant shall have the right to enter into an Occupancy Arrangement in connection with any transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred or to any entity which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (i) the successor to Tenant has a tangible net worth computed in accordance with generally accounting principles at least equal to the tangible net worth of Tenant immediately prior to such merger, consolidation or transfer, (ii) proof satisfactory to Landlord of such tangible net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, and (iii) the assignee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment or subletting.

ARTICLE 14

Indemnity

14.01Tenant’s Indemnity.

To the fullest extent permitted by law, Tenant shall indemnify and hold harmless Landlord from and against any and all liability, damage, penalties or judgments and from and against any claims, actions, proceedings and expenses and costs in connection therewith, including reasonable counsel fees, arising from injury to person or property sustained by anyone in and about the Building or the Premises or the Land by reason of an act or omission of Tenant, or Tenant's officers, agents, servants, employees, contractors, sublessees or invitees.  Tenant shall, at its own cost and expense, defend any and all suits or actions (just or unjust) in which Landlord may be impleaded with others upon any such above mentioned matter, claim or claims, except as may result from the acts as set forth in Section 14.02.  All merchandise, furniture, fixtures and property of every kind, nature and description of Tenant or Tenant's employees, agents, contractors, invitees, visitors, or guests which may be in or upon the Premises, the Land or the Building during the Lease Term shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be damaged, destroyed, stolen or removed by reason of any cause or reason whatsoever, other than the negligence or willful misconduct of Landlord, no part of said damage or loss shall be charged to or borne by Landlord.

14.02Landlord's Liability.

Except for the negligence or willful misconduct of Landlord or of its officers, agents, servants, employees or contractors, Landlord shall not be responsible or liable for any damage or injury to any property, fixtures, buildings or improvements, or to any person or persons, at any time in the Premises, including any damage or injury to Tenant or to any of Tenant's officers, agents, servants, employees, contractors, invitees, customers or sublessees.  To the fullest extent permitted by law, Landlord shall indemnify and hold harmless Landlord from and against any and all liability, damage, penalties or judgments and from and against any claims, actions, proceedings and expenses and costs in connection therewith, including reasonable counsel fees, arising from the willful acts or negligence of Landlord or the willful acts or negligence of its officers, agents, servants, employees or contractors.

ARTICLE 15

Insurance

15.01Liability Insurance.

Tenant shall maintain, at its expense, in force during the Lease Term, commercial general liability insurance in a good and solvent insurance company or companies licensed to do business in the Commonwealth of Massachusetts, selected by Tenant, and reasonably satisfactory to Landlord, and in an amount reasonably required by Landlord from time to time but in any event not less than Five Million Dollars ($5,000,000.00) with respect to injury or death to any one person and Five Million Dollars ($5,000,000.00) with respect to injury or death to more than one person in any one accident or other occurrence and Five Million Dollars ($5,000,000.00) with respect to damage to property.  Such policy or policies shall include Landlord and Landlord’s managing agent and mortgagees as additional insureds and have deductibles of no more than $50,000.00.

Tenant shall also maintain in force during the Lease Term worker’s compensation insurance with statutory limits covering all of Tenant’s employees working at the Premises.

15.02Casualty Insurance.

Tenant shall cause its improvements to the Premises to be insured for the benefit of Landlord and Tenant, as their respective interests may appear, against loss or damage under all risk coverage satisfactory to Landlord in an amount equal to the replacement value thereof.  Certificates thereof shall be delivered to Landlord.  Landlord shall not carry any insurance concurrent in coverage and contributing in the event of loss with any insurance required to be furnished by Tenant hereunder if the effect of such separate insurance would be to reduce the protection or the payment to be made under Tenant’s insurance.

15.03Certificates.

Tenant agrees to deliver to Landlord certificates of the insurance required under Sections 15.01 and 15.02 as of the date hereof and thereafter not less than thirty (30) days prior to the expiration of any such policy.  Such insurance shall not be cancelable without thirty (30) days’ written notice to Landlord.

15.04Landlord’s Insurance. Landlord agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term, a policy of insurance upon the Building insuring against all risks of physical loss or damage under an All Risk coverage endorsement in an amount at least equal to the full replacement value of the property insured, with an Agreed Amount endorsement to satisfy co-insurance requirements, as well as insurance against breakdown of boilers and other machinery as customarily insured against.  Landlord shall supply to Tenant from time to time upon request of Tenant certificates of all such insurance issued by or on behalf of the insurers named therein by a duly authorized agent.

ARTICLE 16

Waiver of Subrogation

16.01Waiver of Subrogation.

All property insurance policies carried by either party covering the Premises, including but not limited to contents, fire and casualty insurance, shall expressly waive any right on the part of the insurer to make any claim against the other party.  The parties hereto agree that their policies will include such waiver clause or endorsement.

16.02Waiver of Rights.

Each Landlord and Tenant, on behalf of itself and its insurers, hereby waives all claims, causes of action and rights of recovery against the other and the other’s respective partners, agents, officers and employees, for any damage to or destruction of property or business which shall occur on or about the Land or the Building and shall result from any of the perils insured under any and all policies of insurance maintained by the waiving party, regardless of cause, including the negligence and intentional wrongdoing of either party and their respective agents, officers and employees but only to the extent of recovery, if any under such policy or policies of insurance; provided however, that this waiver shall be ineffective in the event any such insurer would be relieved from the obligation to make payment pursuant to a policy of insurance by reason of this waiver.

ARTICLE 17

Damage or Destruction

17.01Substantial Damage.

If the Building or any part thereof shall be damaged by fire or other casualty to the extent that substantial alteration or reconstruction of the Building shall, in Landlord's reasonable opinion, be required (whether or not the Premises shall have been damaged) or if all or any portion of the insurance proceeds are applied to the mortgage debt or if the net insurance proceeds available to Landlord are insufficient to restore, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of such damage.  If this Lease is so terminated, Rent shall be abated as of the date of such damage.  If the Premises are (a) materially damaged by fire or other casualty during the last twelve (12) months of the Term and Tenant has not exercised its Term extension rights under this Lease, or (b) materially damaged by fire or other casualty and not restored (including restoration of any Landlord’s Work) within one hundred eighty (180) days after the date of such fire or other casualty, then Tenant shall have the right, exercisable by notice to Landlord delivered within thirty (30) days after the date of such fire or other casualty (with respect to clause (a) above) or at any time after expiration of such one hundred eighty (180) day period while failure to restore the Premises and the Landlord’s Work persists (with respect to clause (b) above), to terminate this Lease, effective as of the date of delivery of such notice.

17.02Restoration.

If Landlord does not terminate this Lease pursuant to Section 17.01, Landlord shall, after receipt by Landlord of the Proceeds payable in respect of such fire or other casualty, proceed with reasonable diligence to repair and restore the Building (subject to Force Majeure) to substantially the same condition in which it was immediately prior to the occurrence of the casualty.  Landlord may, but shall not be required to, repair or restore any alterations or improvements made by Tenant, and, if Landlord elects to do so, Tenant shall make available to Landlord all insurance proceeds relating thereto; provided, however, in all events Tenant shall be responsible for any specialty construction related to non-office portions of the Premises and shall be entitled to the insurance proceeds reasonably allocated for such work.  Landlord shall not be required to rebuild, repair, or replace any part of Tenant’s furniture, furnishings or fixtures or equipment, which shall be a Tenant responsibility.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy.

ARTICLE 18

Eminent Domain

18.01Total Taking.

If the Premises or the Building should be the subject of a Total Taking, then this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority.

18.02Partial Taking.

If there shall occur a Partial Taking, Rent shall be abated by an amount representing that part of the Rent properly allocable to the portion of the Premises so taken and Landlord shall, at Landlord's sole expense, restore and reconstruct the Building (to the extent of the net proceeds made available to Landlord) and the Premises to substantially their former condition to the extent that the same, in Landlord's judgment, may be feasible.  The Landlord shall have no liability for interruption of Tenant's business to the extent caused by any such Partial Taking.

18.03.Awards and Proceeds.

All Proceeds payable in respect of a Taking shall be the property of Landlord.  Tenant hereby assigns to Landlord all rights of Tenant in or to such Proceeds, provided that Tenant shall be entitled to separately petition the condemning authority for a separate award for its moving expenses and trade fixtures but only if such a separate award will not diminish the amount of Proceeds payable to Landlord.

ARTICLE 19

Quiet Enjoyment

19.01Landlord's Covenant.

Provided that an Event of Default has not occurred and is not then continuing, Tenant shall quietly have and enjoy the Premises during the Lease Term, without hindrance or molestation from any Person lawfully claiming by, through or under Landlord.

19.02Superiority of Lease:  Option to Subordinate.

At any time and from time to time, Landlord shall have the option to subordinate this Lease to any mortgage of the Premises provided that the holder of record thereof enters into a non-disturbance agreement with Tenant in such holder’s customary and commercially reasonable form or, if specified by Landlord, in the form of Exhibit G hereto.  Tenant agrees to execute and deliver any reasonably appropriate instruments necessary to carry out the agreements contained in this Section 19.02.

19.03 Notice to Mortgagee.

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord's act or failure to act to Landlord's mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would give rise to Tenant's rights, and (ii) such mortgagees, after receipt of such notice, have had the opportunity to cure such default within a reasonable time thereafter; but nothing contained in this Section 19.03 shall be deemed to impose any obligation on any such mortgagees to correct or cure any such condition.  "Reasonable time" as used above shall mean a period of not less than thirty (30) Business Days and shall include (but not be limited to) a reasonable time to obtain possession of the Building if the mortgagee elects to do so and a reasonable time to correct or cure the condition if such condition is determined to exist.

19.04Other Provisions Regarding Mortgagees.

If this Lease or the Rent due hereunder is assigned to a mortgagee as collateral security for a loan, no such mortgagee shall be deemed to have assumed any of Landlord's obligations hereunder solely as a result of said assignment.  A mortgagee to whom this Lease has been so assigned shall be deemed to have assumed such obligations only if (i) by the terms of the instrument of assignment such mortgagee specifically elects to assume such obligations or (ii) such mortgagee has (a) foreclosed its mortgage, (b) accepted a deed in lieu thereof, or (c) taken possession of the Premises by entry or otherwise.  Even if such mortgagee assumes the obligations of Landlord hereunder, (i) any such obligation under Section 24.01 to return the Security Deposit to the Tenant shall be limited to the amount actually received by the mortgagee with respect thereto, and (ii) such mortgagee will be liable for breaches of any of Landlord's obligations hereunder only to the extent such breaches occur during the period of ownership by the mortgagee after foreclosure (or any conveyance by a deed in lieu thereof), all as set forth in Section 25.09 hereof.  Tenant shall from time to time, at the request of Landlord or any of Landlord’s mortgagees, provide Landlord and such mortgagee with financial information pertaining to Tenant as Landlord or such mortgagee may reasonably request.

ARTICLE 20

Defaults; Events of Default

20.01Defaults.

The following shall, if any requirement for notice or lapse of time or both has not been met, constitute Defaults, and, if such requirement for notice or lapse of time have been met, constitute Events of Default hereunder:

(1)Occurrence of any event set forth in Article 21 hereof;

(2)

The failure of Tenant to pay Rent when the same shall be due and payable and the continuance of such failure for a period of five (5) days after receipt by Tenant of notice in writing from Landlord specifying such failure;

(3)	The failure of Tenant to observe any covenant made by it in Sections 13.01, 15.01 and 25.03 hereof, which remains uncured for twenty (20) days after written notice from Landlord;
(4)

The failure of Tenant to keep, observe or perform any of the other covenants, conditions and agreements herein contained on Tenant's part to be kept, observed or performed and the continuance of such failure without the curing of same for a period of twenty (20) days after receipt by Tenant of notice in writing from Landlord specifying in reasonable detail the nature of such failure.

20.02Tenant's Best Efforts.

In the event that the Default under Section 20.01(4) is of such a nature that it cannot be cured within such twenty (20) day period, then such Default shall not be deemed to be an Event of Default so long as Tenant, after receiving such notice, proceeds to cure the Default as soon as reasonably possible and continues to take all steps necessary to complete the same within a period of time which, under all prevailing circumstances, shall be reasonable.  No such Default shall be deemed to be an Event of Default if and so long as Tenant shall be so proceeding to cure the same in good faith or be delayed in or prevented from curing the same by reason of Force Majeure.

ARTICLE 21

Insolvency

21.01Insolvency.

If (1) there occurs with respect to Tenant an Insolvency or (2) any execution or attachment is issued against Tenant or any of its property and as a result thereof the Premises are taken or occupied by some Person other than the Tenant, except as may herein be permitted, then an Event of Default hereunder shall be deemed to have occurred so that the provisions of Article 22 hereof shall become effective and Landlord shall have the rights and remedies provided for therein.

ARTICLE 22

Landlord's Remedies; Damages on Default

22.01Landlord's Remedies.

If an Event of Default shall occur and be continuing, Landlord may, at its option, give to Tenant a notice terminating this Lease upon a date specified in such notice, or Landlord may enter the Premises for the purpose of terminating this Lease, and upon the date specified in said notice or upon such entry the term and estate hereby vested in Tenant shall cease and any and all other right, title and interest of Tenant hereunder shall likewise cease without further notice or lapse of time, as fully and with like effect as if the entire Lease Term had lapsed, but Tenant shall continue to be liable to Landlord as hereinafter provided.

22.02Surrender.

Upon any termination of this Lease as the result of an Event of Default, Tenant shall quit and peacefully surrender the Premises to Landlord.  Upon or at any time after any such termination, Landlord may without further notice enter the Premises and possess itself thereof by summary proceedings or otherwise, and may dispossess Tenant and remove Tenant and all other Persons and property from the Premises and may have, hold and enjoy the Premises and the right to receive all rental income of and from the same.

22.03Right to Relet.

At any time from time to time after any such termination, Landlord may relet the Premises or any part thereof, in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Lease Term) and on such conditions (which may include concessions or free rent) as Landlord, in its reasonable discretion, may determine and may collect and receive the rents therefor.  Landlord shall in no way be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon any such reletting.

22.04Survival of Covenants.

No such termination of this Lease shall relieve Tenant of its liability and obligations under this Lease and such liability and obligations shall survive any such termination.  Tenant shall indemnify and hold Landlord harmless from all loss, cost, expense, damage or liability arising out of or in connection with such termination.

In the event of any such termination, Tenant shall pay to the Landlord the Rent up to the date of such termination.  Tenant shall also pay to Landlord, on demand, as and for liquidated and agreed damages for Tenant's Default, the difference between

(1)	the aggregate Rent which would have been payable under this Lease by Tenant from the date of such termination until the Stated Expiration Date, less
(2)

the fair and reasonable rental value of the Premises for the same period, excluding Landlord's reasonable estimate of expenses to be incurred in connection with reletting the Premises, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorney's fees, alteration costs, and expenses of preparation for such reletting.

The amount derived from subtracting (2) from (1) above shall be discounted to present value at a rate of 6% per annum.  If the Premises or any part thereof are relet by the Landlord before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be, prima facie, the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

As additional and cumulative obligations after any such termination, Tenant shall also pay punctually to Landlord all the sums and shall perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with any amount paid to Landlord pursuant to the second paragraph of this Section 22.04 and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term hereof and may grant such concessions and free rent as Landlord in its reasonable judgement considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

Nothing herein contained shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.  Notwithstanding the foregoing, in no event shall Tenant or Landlord be liable hereunder for any consequential, indirect or special damages or damages in the nature of list profits.  Landlord shall make reasonable efforts to mitigate its damages hereunder.

22.05Right to Equitable Relief.

If there shall occur a Default, Landlord shall be entitled to enjoin such Default and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re‑entry, summary proceedings, and other remedies were not provided for in this Lease.

22.06Right to Self Help; Interest on Overdue Rent.

If an Event of Default shall occur and be continuing, Landlord shall have the right upon reasonable notice to Tenant, but shall not be obligated, to enter upon the Premises and to perform the defaulted obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such Event of Default.  In performing such obligation, Landlord may make any payment of money or perform any other act.  The aggregate of (i) all sums so paid by Landlord, (ii) interest (at the rate of 1 % per month or the highest rate permitted by law, whichever is less) on such sums and (iii) all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Rent under this Lease and shall be payable to Landlord immediately upon demand.  Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

All Rent not paid when due shall bear interest at the rate provided in the preceding paragraph, payable within 30 days after demand.

22.07Payment of Landlord’s Cost of Enforcement

Tenant shall pay, within 30 days after written demand, Landlord’s reasonable expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 22.06.

22.08Further Remedies.

Upon any termination of this Lease pursuant to Section 22.01, or at any time thereafter, Landlord may, in addition to and without prejudice to any other rights and remedies Landlord shall have at law or in equity, re‑enter the Premises, and recover possession thereof and may dispossess any or all occupants of the Premises in the manner prescribed by the statute relating to summary proceedings, or similar statute(s); but Tenant in such case shall remain liable to Landlord as hereinbefore provided.

ARTICLE 23

Waivers

23.01No Waivers.

Failure of Landlord or Tenant to complain of any act or omission on the part of the other party no matter how long the same may continue, shall not be deemed to be a waiver by said Landlord or Tenant of any of its rights hereunder.  No waiver by either party of any provision of this Lease shall be deemed a waiver of a breach of the same or any other provision.  No acceptance by Landlord of any partial payment shall constitute an accord or satisfaction but shall only be deemed a partial payment on account.

ARTICLE 24

Security Deposit

24.01Security Deposit.

(a)Letter of Credit.  As security for the full, faithful and timely performance of each of Tenant’s obligations under the Lease, Tenant shall deliver to Landlord a Letter of Credit meeting the requirements contained in this Article 24, which issuance shall not be more than thirty (30) days after execution of this Lease.

(b)Amount of Letter of Credit.  The amount of the Letter of Credit shall be Three Hundred Ninety-Five Thousand Two Hundred Sixty-Two and 90/100 Dollars ($395,262.90).

(c)Form of Letter of Credit.  The Letter of Credit shall be irrevocable, unconditional and fully transferable one or more times without cost or expense to Landlord, shall be issued by Silicon Valley Bank or at another domestic bank reasonably acceptable to Landlord, and shall be in a form reasonably acceptable to Landlord.  The Letter of Credit shall have an expiration date not less than one (1) year after the date of the Letter of Credit; and the beneficiary of the Letter of Credit shall be Landlord or Landlord’s designee.  The Letter of Credit shall also be self-extending with an outside expiration date not earlier than sixty (60) days following the Stated Expiration Date.

(d)Surrender of Security.  As soon as reasonably practicable after the Lease Termination Date but not later than sixty (60) days following the expiration or termination of this Lease and the full satisfaction of all Tenant’s obligations hereunder, Landlord shall return the Letter of Credit to Tenant.

(e)Letter of Credit as Security Deposit.  If Tenant has deposited a Letter of Credit with Landlord, it will be treated as a security deposit (the “Security Deposit”) pledged as security for the full, faithful and punctual performance by Tenant of all of the terms of this Lease.  In the event Tenant defaults in the performance of any of the terms of this Lease beyond all applicable notice and cure periods, including, without limitation, the payment of Rent, or if Landlord is informed by the issuer of the Letter of Credit that the same will not be renewed and the Letter of Credit is not replaced by a substitute letter of credit at least twenty-one (21) days in advance of the Letter of Credit’s scheduled expiration date, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms of this Lease, including any damages or deficiency in the re-letting of the Premises, whether accruing before or after summary proceedings or other re-entry by Landlord.  In the case of every such use, application or retention, Tenant shall, within ten (10) days after Landlord’s request therefor, cause the amount of the Letter of Credit to be increased by the sum so used, applied or retained so that the Letter of Credit shall be replenished to its amount existing immediately prior thereto.  The Security Deposit shall not be deemed a limitation on Landlord’s damages or a payment of liquidated damages or a payment of the monthly Rent due for the last month of the Term of this Lease.  If Tenant shall fully and punctually comply with all of the terms of this Lease, the Security Deposit, or so much of it as has not been applied by Landlord, shall be returned to Tenant after the termination of this Lease and after delivery of possession of the Premises to Landlord, within the time set forth above.  In the event of a sale or lease of the building, Landlord shall have the right to transfer the Security Deposit to the vendee or lessee and upon such transfer and the vendee’s or lessee’s acknowledgement of receipt of the Security Deposit, Landlord shall immediately be released by Tenant from all liability for the return of such Security Deposit; and Tenant agrees to look solely to the new owner or landlord for the return of said Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new owner or landlord.  Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or encumbrance.  This Lease does not create a trust relationship between Landlord and Tenant with respect to such Security Deposit.

ARTICLE 25

General Provisions

25.01Force Majeure.

In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of Force Majeure, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

25.02Notices and Communications.

All notices, demands, requests, consents, approvals and other communications provided for or permitted under this Lease shall be in writing, either delivered by hand or sent by registered or certified mail, postage prepaid or by a recognized courier which maintains delivery records, to the following address:

(a)

if to Landlord at the address stated in Section 1.01 hereof, or at such other address as Landlord shall have designated in writing to the Tenant, with a copy to such Persons as Landlord shall have designated in writing to Tenant, or

(b)

if to Tenant at the address stated in Section 1.01 hereof, or at such other address as the Tenant shall have designated in writing to the Landlord, with a copy to such Persons as Tenant shall have designated in writing to Landlord.

Any notice provided for herein shall become effective only upon and at the time of receipt by the Person to whom it is given, unless such notice is mailed by registered or certified mail, in which case it shall be deemed to be received on (i) the third Business Day following the mailing thereof or (ii) the day of its receipt, if a Business Day, or the next succeeding Business Day, whichever of (i) or (ii) shall be the earlier.

25.03Tenant Estoppel Certificate.

Tenant shall, without charge, at any time and from time to time hereafter, within ten (10) Business Days after written request of Landlord, certify by written instrument duly executed and acknowledged to Landlord or any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any Person specified in such request; (a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment, (b) as to the existence of any offsets, counterclaims or defenses thereto on the part of Tenant, (c) as to the existence of any Default or Event of Default, (d) as to the Term Commencement Date and Stated Expiration Date, and (e) as to any other matters as may reasonably be so requested, in the form of Exhibit F.  Any such certificate may be relied upon by Landlord and any other Person to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on the party executing same.

Tenant shall in addition, within 5 Business Days after receipt from Landlord, execute and deliver to Landlord a tenant estoppel certificate substantially in the form attached hereto as Exhibit F.

25.04Renewal.

If this Lease is renewed or extended the provisions of Section 7.01 shall not apply.

25.05Governing Law.

This Lease and the performance thereof shall be governed, interpreted, construed and regulated by the laws of The Commonwealth of Massachusetts.

25.06Partial Invalidity.

If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

25.07Notice of Lease.

The parties will at any time, at the request of either one, promptly execute duplicate originals of an instrument, in recordable form, which will constitute a Notice of Lease, setting forth a description of the Premises and the Lease Term. The cost of review and recording shall be borne by Tenant.

25.08Interpretation.

The Section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.  This Lease may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

25.09Bind and Inure; Limitation of Landlord’s Liability.

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No owner of the Land and Building shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Land and Building.  The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Land and Building but not upon other assets of Landlord.  No individual partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Land and Building in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord and its partners, trustees, stockholders, officers, employees or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

25.10Parties.

Except as herein otherwise expressly provided, the covenants, conditions and agreements contained in this Lease shall be binding upon the heirs, successors and assigns of the Parties hereto.

25.11Representations.

Landlord represents and warrants to Tenant that (a) the Building and the Premises are in material compliance with all Permitted Encumbrances and all applicable zoning, land use and environmental laws and agreements and the requirements of all easement and encumbrance documents and Landlord covenants to keep the same in compliance throughout the Term; (b) the uses of the Premises contemplated hereunder are permitted as of right at the Land; (c) Landlord holds fee simple title to the Land, subject to no mortgage; (d) Landlord has full power and authority to enter into this Lease and has obtained all consents and taken all actions necessary in connection therewith; and (e) no other party has any possessory right to the Premises or has claimed the same.

ARTICLE 26

Miscellaneous

26.01HVAC.

HVAC hours for the office portion of the Premises shall be defined as from 8:00 AM to 6:00 PM Monday through Friday, excluding Holidays and 8:00 AM to 1:00 PM on Saturdays.  HVAC hours for the lab portion of the Premises shall be controlled by Tenant with no restriction on hours of operation.

If Tenant shall require after-hours space heating or cooling for the office portion of the Premises, Landlord shall furnish such service at $55.00 per hour, subject to reasonable increases from time to time based upon electricity and equipment costs, provided that Tenant gives Landlord at least one (1) Business Day advance notice.  In the event Tenant introduces onto the Premises equipment which overloads the systems, and/or in any other way causes the systems not adequately to perform their proper functions, supplementary systems may at Landlord’s option be provided by Landlord at Tenant’s expense.

Tenant shall have and operate its own dedicated HVAC system for the laboratory portion of the Premises that shall be separately metered and incur no after-hours charges.

Additional Air Conditioning Equipment

In the event Tenant requires additional air conditioning for business machines, meeting rooms or other special purposes, or because of occupancy or excess electrical loads, any additional air conditioning units, chillers, condensers, compressors, ducts, piping and other equipment, such additional air conditioning equipment will be installed, in such a manner that the same will not cause damage or injury to the Building or create a dangerous or hazardous condition.  Such equipment will be installed by Tenant, subject to Landlord’s prior approval of Tenant’s plans and specifications for such work, which approval shall not be unreasonably withheld, delayed or conditioned.  In such event: (i) such equipment shall be maintained, repaired and replaced by Tenant at Tenant’s sole cost and expense, (ii) throughout the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, purchase and maintain an appropriate service contract for such equipment from a service provider established in the field, and (iii) the location of such equipment shall not visually impact the Building or the operations of the Building.

26.02Holdover Clause.

In the event Tenant shall fail to vacate the Premises by the Lease Termination Date, Tenant shall pay Basic Rent to Landlord in an amount equal to 150% of the monthly Basic Rent.  Tenant shall also pay all Additional Rent provided herein. The "Holdover Rental Rate" shall be paid monthly in advance to Landlord.

26.03Restoration.

At Landlord’s election, Tenant shall, subject to the terms of this Lease, restore the Premises to its prior condition upon vacating the Premises.

26.04Brokerage.

Tenant warrants and represents to Landlord that it has had no dealings with any broker or agent in connection with this Lease other than Cushman & Wakefield and CBRE and covenants to defend, with counsel approved by Landlord, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than Cushman & Wakefield and CBRE.  Landlord warrants and represents to Tenant that Landlord has had no dealings with any broker or agent in connection with this Lease other than Cushman & Wakefield and CBRE and covenants to defend, with counsel approved by Tenant, hold harmless and indemnify Tenant from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than Cushman & Wakefield and CBRE.  Landlord shall pay the commission payable to the brokers named in this section pursuant to separate agreement.

26.05Landlord’s Expenses Regarding Consents.

Tenant shall reimburse Landlord promptly on demand for all reasonable legal and other expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder in an amount not to exceed $5,000.

26.06Signage.

Landlord, at Landlord’s cost shall provide building standard tenant signage on the Building’s park directory and lobby directory.  Tenant, at Tenant’s cost, shall be allowed to place its name on the entry to the Premises and on the façade of the Building.  Tenant’s sign on the Building façade shall be at the maximum size permitted by zoning (or by any zoning relief obtained by Tenant).  The placement, installation, size and type of the Building sign shall be approved by Landlord which approval shall not be unreasonably withheld, delayed or conditioned and subject to all zoning and appeals by Governmental Authorities.

26.07Financial Statements.

Within ten (10) Business Days after request by Landlord from time to time but not more than one timer per calendar year, Tenant shall deliver to Landlord Tenant’s audited financial statements (which shall be for the latest available year and in any event for a year ended not more than fifteen (15) months prior to Landlord’s request), which, if Tenant is publicly held, may consist of Tenant’s annual report to its shareholders.  Such financial statements may be delivered to Landlord’s mortgagees and lenders and prospective mortgagees, lenders, investors and purchasers.

26.08Option to Extend.

Tenant shall have the option to extend the Term of this Lease for two (2) five (5) year extension term(s) (“Extension Term(s)”) provided (i) no Event of Default shall exist at the time such option is exercised and (ii) Tenant shall give written notice to Landlord of its exercise of such option not less than twelve (12) months prior to expiration of the original term, time being of the essence for the giving of such notice.  All of the terms and provisions of this Lease shall be applicable during the Extension Term except (a) Tenant shall have no option to extend the Lease Term beyond the Extension Term(s) and, (b) the Basic Rent for the Extension Term shall be at the then Market Rent but no less than the prior year’s Basic Rent.

“Market Rent” shall be computed as of the applicable date at the then current rentals being charged to new tenants for comparable office space located in the vicinity of the Building, taking into account and giving effect to, in determining comparability, without limitation, such considerations as size, location, amenities and lease term.

Landlord shall initially designate the Market Rent.  If Tenant disagrees with Landlord’s designation of Market Rent, then Tenant shall have the right, by written notice given within twenty-one (21) days after Tenant has been notified of Landlord’s designation, to submit such Market Rent to arbitration as follows.  Market Rent shall be determined by arbitrators, one to be chosen by Tenant, one to be chosen by Landlord and a third to be selected, if necessary, as below provided.  If within twenty (20) days after Tenant’s notice, the parties agree upon a single arbitrator, Market Rent shall be determined by such arbitrator.  The unanimous written decision of the two first chosen without selection and participation of a third arbitrator, or otherwise the written decision of a majority of the three arbitrators chosen and selected as provided herein, shall be conclusive and binding upon Landlord and Tenant.  Landlord and Tenant shall each notify the other of its chosen arbitrator within twenty-one (21) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, then they shall so notify the then President of the Greater Boston Real Estate Board and request that person to select an impartial third arbitrator, who shall be a real estate  broker dealing with like types of properties, to determine Market Rent as herein defined.  Such third arbitrator and the first two chosen shall hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense of the third arbitrator (if any) equally.  If the dispute between the parties as to Market Rent has not been resolved before the commencement of Tenant’s obligation to pay rent under the Lease in Market Rent, then Tenant shall pay rent under the Lease in respect of the Premises based upon the Market Rent designated by Landlord until either the agreement of the parties as to the Market Rent or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent to Landlord, or Landlord shall refund any overpayment of rent to Tenant.  Each arbitrator appointed under this section 26.08 must be independent and shall not have worked for either Landlord or Tenant within the five (5) immediate prior years.

26.09Right of First Refusal

Provided this Lease is in full force and effect and has not otherwise expired or been terminated in accordance with the terms hereof, and further provided that Tenant is not then in default beyond any applicable notice and cure period provided for hereunder, Tenant shall have an ongoing right of first refusal (the “Right of First Refusal”) to lease any available space in the Building which is offered by Landlord for lease to third party tenants after the date of this Lease and prior to the expiration or sooner termination of the Term of this Lease (as such term may be extended as provided herein) (the “Additional Space”) in accordance with the provisions set forth below.

If Landlord receives a bona fide offer (the “Offer”) from a third party to lease the Additional Space, and the Offer is acceptable to Landlord, Landlord shall, prior to acceptance of the Offer, provide Tenant with the terms of the Offer in writing (the “Offer Notice”).  Tenant shall respond to Landlord in writing within twenty (20) business days after Tenant’s receipt of the Offer Notice as to Tenant’s decision either to lease the Additional Space or to waive its rights hereunder.  Time is of the essence of this provision.

Tenant’s failure to notify Landlord within such time shall be deemed an immediate waiver of Tenant’s rights to lease such Additional Space.  If Tenant timely notifies Landlord that it desires to lease the Additional Space covered by the Offer Notice, Landlord shall thereupon lease the Additional Space to Tenant (and Tenant shall accept such Additional Space) for the remainder of the Term of this Lease (as such term may be extended as provided herein) upon the same terms and conditions as contained in this Lease, except that the base rent payable for such Additional Space shall be equal to the then current Base Rent payable hereunder for the Premises (subject to future adjustments as set forth in this Lease with respect to the Premises) and Landlord shall provide Tenant an improvement allowance in an amount equal to a prorated portion of the Allowance (as hereinafter defined) based upon the then remaining initial term of this Lease.

If Tenant properly exercises its right to lease the Additional Space, the parties shall promptly thereafter execute an amendment to the Lease to include the Additional Space.  If Tenant fails to timely and properly notify Landlord that Tenant desires to lease the Additional Space which is the subject of an Offer Notice, Landlord may lease such Additional Space to the third party identified in the Offer Notice and on the same terms as set forth in the Offer Notice.  Thereafter, Landlord may not lease such Additional Space to a third party without first offering such Additional Space to Tenant in accordance with the terms of this Section.

Notwithstanding the foregoing, in no event shall Landlord be required to give Landlord’s Offer Notice, and Tenant shall not have a Right of First Refusal, (a) prior to the Commencement Date or (b) if less than three (3) years will remain in the Term as of the date Landlord would deliver the Available Space to Tenant unless Tenant agrees to exercise an Extension Term.

26.10Storage.  Tenant shall have the right to install, maintain and use a Conex storage container in the parking lot, which storage container shall be in a location mutually acceptable to Tenant and Landlord as close as practicable to the rear of the Building.  The size of the storage unit is anticipated to be equivalent to two (2) parking spaces and will generally be built in accordance with the plans attached hereto as Exhibit H.

ARTICLE 27

Entire Agreement

27.01Entire Agreement.

No oral statement or prior written matter shall have any force or effect.  This Agreement shall not be modified or canceled except by writing subscribed to by all parties.

No representations, inducement, promises or agreements, oral or otherwise, between Landlord and Tenant or any of their respective brokers, employees or agents, not embodied herein, shall be of any force or effect.

The submission of this Lease for examination, review, negotiation and/or signature shall not constitute an offer or an option to lease or a reservation of the Premises and is subject to withdrawal or modification at any time by either party.  This Lease shall become effective and binding only if and when it shall be executed and delivered by both Landlord and Tenant.

Executed as a sealed instrument as of the 19th day of April, 2019.

LANDLORD:

Woburn MCB II, LLC

By:/s/ Janet A. Wallace

Janet A. Wallace
Its Vice President & Secretary

TENANT:

By:/s/ Thomas Kassberg
Printed Name: Thomas Kassberg
Title:Chief Business Officer